                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
STM Wireless, Inc.

We consent to the use of our report dated March 26, 1999, except for the second paragraph of note 8, which is as of April 13, 1999, incorporated herein by reference in the Registration Statement on Form S-3 of STM Wireless, Inc., relating to the consolidated balance sheets of STM Wireless, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

                                   KPMG LLP


Orange County, California
December 14, 1999